EXHIBIT 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This document amends the Employment Agreement entered into as of February 26, 2010, by and between DaVita Inc. (“Employer”) and Luis Borgen (“Employee”). Specifically, the parties agree to amend the Employment Agreement as follows:

1. The first three sentences of Section 1 are hereby deleted in their entirety and replaced with the following:

Employer hereby employs Employee beginning on March 22, 2010. Employee will serve in the position of Senior Vice President until the close of business on the first business day following the day on which the Company files its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 with the Securities and Exchange Commission, when Employee will begin serving in the position of Chief Financial Officer. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Senior Vice President and/or Chief Financial Officer or any additional duties as Employer deems appropriate, provided, however, that Employer shall not change Employee’s title without Employee’s written consent.

In all other respects, the Agreement remains in full force and effect.

The parties acknowledge and agree that this First Amendment to Employment Agreement (“First Amendment”) shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of this First Amendment.

DAVITA INC.		EMPLOYEE

By	/s/ Kent Thiry	By	/s/ Luis Borgen
	Kent Thiry		Luis Borgen
Chief Executive Officer

Date: 3/18/2010		Date: 3/15/2010

Approved by DaVita Inc. as to Form:

By	/s/ Caitlin Moughon
Caitlin Moughon
Assistant General Counsel - Labor